                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                                 BENTHOS, INC.
                                 -------------
                               (Name of Issuer)

                  Common Stock, $.06 2/3 par value per share
                  ------------------------------------------
                        (Title of Class of Securities)

                                  082641 10 1
                                  -----------
                                (CUSIP Number)



Check the appropriate to designate the rule pursuant to which this Schedule is filed:


                               [_] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  Schedule 13G                                                Page 2 of 11 Pages


  CUSIP No. 082641 10 1
            -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Seth A. Newberger
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            None
       SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
      OWNED BY            51,500
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          None
       PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          51,500
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      51,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      3.71%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

  Schedule 13G                                                Page 3 of 11 Pages


  CUSIP No. 082641 10 1
            -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kaye Newberger
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            17,800
       SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
      OWNED BY            51,500
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          17,800
       PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          51,500
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      69,300
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      4.99%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

  Schedule 13G                                                Page 4 of 11 Pages


  CUSIP No. 082641 10 1
            -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Abigail Ellen Robbins
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            500
       SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
      OWNED BY            9,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          500
       PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          9,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      9,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      0.68%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

  Schedule 13G                                                Page 5 of 11 Pages


  CUSIP No. 082641 10 1
            -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      KASE Joint Venture
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            9,000
       SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
      OWNED BY            None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          9,000
       PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      9,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      0.65%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------

Schedule 13G                                                  Page 6 of 11 Pages


CUSIP No. 082641 10 1


Item 1  Issuer

     (a)  The name of the issuer is Benthos, Inc. (the "Issuer").

     (b) The address of the Issuer's principal executive offices is 49 Edgerton Drive, N. Falmouth, Massachusetts 02556.

Item 2  Reporting Persons

     (a) The names of the persons filing this Schedule are Seth A. Newberger, Kaye Newberger, Abigail Ellen Robbins and KASE Joint Venture.

     (b) The address of the persons filing this Schedule is 513 Mandalay Drive East, San Antonio, Texas.

     (c) Seth A. Newberger, Kaye Newberger and Abigail Ellen Robbins are citizens of the United States of America. KASE Joint Venture is a Texas general partnership.

     (d) The title of the class of securities to which this Schedule relates is Common Stock, $.06 2/3 par value.

     (e) The CUSIP number of this class of securities is 082641 10 1.

Item 3  Type of Reporting Person

        Not Applicable

Item 4  Ownership

        Reference is made to Items 5 though 12 of the Cover Pages of this Schedule. The aggregate number of shares of Common Stock of the Issuer owned by the reporting persons is 69,800, which represents 5.03% of the issued and outstanding Common Stock of the Issuer.

Item 5  Ownership of Five Percent or Less of a Class

        Not applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person

        Not Applicable

Schedule 13G                                                  Page 7 of 11 Pages


CUSIP No. 082641 10 1


Item 7  Identification and Classification of Subsidiary, etc.

        Not Applicable

Item 8  Identification and Classification of Members of the Group

        This Schedule is being filed on behalf of Seth A. Newberger, Kaye Newberger, Abigail Ellen Robbins and KASE Joint Venture. Under (S)13(d) of the Securities Exchange Act of 1934, said persons may be deemed to be a "group".

        Seth A. Newberger and Kaye Newberger are husband and wife. Abigail Ellen Robbins is their daughter. KASE Joint Venture is a partnership in which Seth A. Newberger holds a 25% interest, Kaye Newberger a 25% interest, and Abigail Ellen Robbins a 50% interest. Under the governing instrument of the joint venture, Seth A. Newberger is designated as the Manager of the joint venture, with the right and power to conduct the usual daily business affairs and ministerial acts of the joint venture. All other decisions of the joint venture require a vote of a majority of the joint venturers with each joint venturer having one vote. Under the rules of the Securities and Exchange Commission, KASE Joint Venture is deemed to have sole voting and investment power over the securities owned by it, and each of its joint venturers is deemed to have shared voting and investment power over those securities.

Item 9  Notice of Dissolution of Group

        Not Applicable

Item 10 Certifications

        By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                                                  Page 8 of 11 Pages


CUSIP No. 082641 10 1



                                   Signature

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                                 Date  July 31, 2001



                                                 SETH A. NEWBERGER
                                                 ------------------------
                                                 Seth A. Newberger


                                                 KAYE NEWBERGER
                                                 ------------------------
                                                 Kaye Newberger


                                                 ABIGAIL ELLEN ROBBINS
                                                 ------------------------
                                                 Abigail Ellen Robbins


                                                 KASE Joint Venture

                                                 By: SETH A. NEWBERGER
                                                     -----------------
                                                     Seth A. Newberger, Manager

Schedule 13G                                                  Page 9 of 11 Pages


CUSIP No. 082641 10 1




                                 EXHIBIT INDEX


     EXHIBIT                                      PAGE
     -------                                      ----


     Exhibit A      Joint Filing Agreement        10

     Exhibit B      Power of Attorney             11

Schedule 13G                                                 Page 10 of 11 Pages


CUSIP No. 082641 10 1



                                                       EXHIBIT A
                                                       ---------



                            JOINT FILING AGREEMENT
                            ----------------------



     The undersigned hereby agree that a single Schedule 13G (or any amendment thereof) relating to the Common Stock of Benthos, Inc., shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

     Date:  July 31, 2001



                                                 SETH A. NEWBERGER
                                                 ------------------------
                                                 Seth A. Newberger


                                                 KAYE NEWBERGER
                                                 ------------------------
                                                 Kaye Newberger


                                                 ABIGAIL ELLEN ROBBINS
                                                 ------------------------
                                                 Abigail Ellen Robbins


                                                 KASE Joint Venture

                                                 By: SETH A. NEWBERGER
                                                     -----------------
                                                     Seth A. Newberger, Manager

Schedule 13G                                                 Page 11 of 11 Pages


CUSIP No. 082641 10 1


                                                       EXHIBIT B
                                                       ---------



                               POWER OF ATTORNEY
                               -----------------


     The undersigned do hereby constitute and appoint Seth A. Newberger, of San Antonio, Texas, as attorney-in-fact for the undersigned with full power of substitution, and in the name, place and stead of the undersigned, to execute, deliver, record and file Schedule 13G, including all amendments and exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and to perform each and every other act requisite and necessary to be done to comply with the provisions of the Securities Act of 1934, as amended, and all requirements of the Securities and Exchange Commission.

     Dated:  July 31, 2001



                                                 SETH A. NEWBERGER
                                                 ------------------------
                                                 Seth A. Newberger


                                                 KAYE NEWBERGER
                                                 ------------------------
                                                 Kaye Newberger


                                                 ABIGAIL ELLEN ROBBINS
                                                 ------------------------
                                                 Abigail Ellen Robbins


                                                 KASE Joint Venture

                                                 By: SETH A. NEWBERGER
                                                     -----------------
                                                     Seth A. Newberger, Manager